1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Successful Production Test at Flatrock No. 4 and
Plans to Pursue Completion at South Timbalier Block 168

NEW ORLEANS, LA, October 23, 2008 – McMoRan Exploration Co. (NYSE: MMR) today updated latest developments at the Flatrock field and the South Timbalier Block 168 ultra-deep exploratory well.

McMoRan announced today a successful production test at Flatrock No. 4 (location “C”).  The production test, which was performed in the primary Rob-L section, indicated a gross flow rate of approximately 109 million cubic feet of natural gas per day (MMcf/d), 2,500 barrels per day of condensate and zero barrels of water, approximately 124 MMcfe/d (23 MMcfe/d net to McMoRan), on a 50/64th choke with flowing tubing pressure of 8,170 pounds per square inch.  This is the same Rob-L sand currently producing at an approximate gross rate of 100 MMcfe/d in the Flatrock No. 2 well, which commenced production in July 2008.  McMoRan and its partners will use the results of the production test to determine the optimal flow rate for the well, which is expected to begin production  by year-end 2008 using the Tiger Shoal facilities in the immediate area.

Since the initial discovery in July 2007, McMoRan has drilled five successful wells at Flatrock on South Marsh Island Block 212 in the OCS 310/Louisiana State Lease 340 area in approximately 10 feet of water.  The first three wells are currently producing at an aggregate gross rate of approximately 170 MMfcfe/d, 32 MMcfe/d net to McMoRan.  Wireline logs indicated 100 net feet of pay (based on new data) in the Rob-L section of the Flatrock No. 5 development well (location “E”) in October 2008.  The No. 5 well is drilling ahead at 15,800 feet towards a proposed total depth of 18,400 feet and is targeting deeper Rob-L and Operc sands.  The No. 6 delineation well, located on South Marsh Island Block 217 is expected to commence drilling in the fourth quarter of 2008.  The well will target the deeper Operc and possibly penetrate the upper Gyro section of the Flatrock/Hurricane Deep structure.  Successful wells can be brought on line quickly using the Tiger Shoal facilities in the immediate area.

McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340) and has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in Flatrock.  Plains Exploration & Production Company (NYSE: PXP) holds a 30.0 percent working interest.

McMoRan also announced it plans to complete and test the South Timbalier Block 168 No. 1 ultra-deep exploratory well (formerly known as Blackbeard West No. 1).  As previously reported, the well was drilled to a total depth of 32,997 feet in October 2008 and logs indicated four potential hydrocarbon bearing zones below 30,067 feet that require further evaluation.  The well will be temporarily abandoned while the necessary long-lead time completion equipment is procured for this anticipated high pressure test.  McMoRan will continue to review additional drilling opportunities on the flanks of the structure and on other acreage it holds in the ultra-deep trend.  The South Timbalier Block 168 well is located on the top of the targeted structure.  Seismic data on the prospect indicates the potential for significantly thicker sands on the flanks of the structure as confirmed in recent major deepwater discoveries.  Based on information obtained to date in the South Timbalier Block 168 well, McMoRan believes additional drilling on the flanks could result in significant reserve potential.

South Timbalier Block 168 is located in 70 feet of water approximately 115 miles southwest of New Orleans.  McMoRan operates the well, which is the deepest ever drilled below the mud line in the Gulf of Mexico, and owns a 32.3 percent working interest.  McMoRan’s partners, PXP and Energy XXI (NASDAQ: EXXI), hold a 35 percent working interest and 20 percent working interest, respectively.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of a multifaceted energy facility at the MEPH™, including the potential development of a facility to receive and process liquefied natural gas and store and distribute natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates and the economic potential of properties.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2007 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC).

The SEC permits oil and gas companies in their filings with the SEC to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain phrases and terms, such as "reserve potential” and “exploration potential," which the SEC's guidelines strictly prohibit us from including in filings with the SEC. We urge you to consider closely the disclosure of proved reserves included in McMoRan's Annual Report on Form 10-K for the year ended December 31, 2007.

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